Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2015 Earnings of $0.02 per Diluted Share

First Quarter Earnings Improve 151% on Increased Sales and Improved Margins

Omaha, Nebraska (May 21, 2015) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, announced results for its first quarter ended May 2, 2015.

First Quarter Highlights

•	Net sales increased 2.0% to $145.9 million compared to $143.0 million with comparable store sales on an owned and licensed basis decreasing 1.0%.

•	Gross profit of $65.0 million improved 20 bps to 44.5% of net sales.

•	Diluted earnings per share were $0.02, vs. ($0.04) last year and a guidance range of ($0.06) to ($0.02).

•	A successful two store launch in Cleveland, Ohio.

“We are pleased with our first quarter financial results and progress regarding our goal to return the company to consistent annual comparable store sales growth and profitability. Our first quarter earnings per share exceeded our guidance range due to stronger gross margin performance, combined with favorable operating expense performance,” commented Andy Hall, President and Chief Executive Officer. “First quarter net sales increased 2.0% and our comparable store sales trend improved versus our 2014 trend. We are also very happy with our end of quarter inventory position from a quantitative and qualitative perspective. Our inventory is significantly more current than last year while we continue to operate with less comparable store inventory.”

Hall added, “We are seeing the guest respond to newness and we are continuing to markdown slower moving goods in season. We continue to work towards a mid-year launch of our e-commerce platform and expect to rollout our new marketing campaign late in the second quarter. Both of these initiatives are key building blocks for long term results.”

First Quarter Financial Results

Net sales for the first quarter ended May 2, 2015 increased 2.0% to $145.9 million from $143.0 million for the first quarter ended May 3, 2014. Comparable store sales on an owned and licensed basis decreased 1.0%. On an owned basis, comparable store sales declined 1.7%, in line with guidance.

Gross profit increased by 2.5% to $65.0 million, or 44.5% of net sales, from $63.4 million, or 44.3% of net sales, in the first quarter of fiscal 2014. The 20 basis point increase in gross margin was primarily due to lower markdowns and higher license fees.

Selling, general and administrative expenses were $63.3 million, or 43.4% of net sales, compared to $63.4 million, or 44.3% of net sales, in the first quarter of fiscal 2014. As a percent of net sales, the 90 bps improvement resulted from better than plan store expense performance related to health insurance costs and maintenance; better than plan corporate expenses related to payroll benefit costs and recruiting costs; and non-recurring compensation costs incurred in 2014.

Interest expense decreased by $0.2 million to $1.0 million in the first quarter of fiscal 2015 compared to a year ago due to a pay down of a portion of our senior term loan in November 2014.

Income tax expense was $0.2 million compared to income tax benefit of $0.4 million in the first quarter of fiscal 2014.

Net income for the first quarter of fiscal 2015 was $0.4 million, or $0.02 per diluted share, compared to a net loss of ($0.7) million, or ($0.04) per diluted share, in the first quarter of fiscal 2014.

New Stores

The Company opened two new stores in the Cleveland, Ohio MSA during the first quarter of 2015. The Company plans to open four additional new stores in 2015, two of which will open in the second quarter. The Company also plans to close one store later this year when the lease term expires.

Credit Agreements

The Company continues to maintain significant excess availability on its revolving line of credit and expects 2015 interest savings of approximately $0.8 million as a result of paying down a portion of the senior term loan in November 2014. The Company is also exploring refinancing its senior term loan in order to reduce its annual interest expense and extend the term loan due date.

Second Quarter Outlook

For the second quarter of fiscal year 2015, the Company expects net sales to be between $144 and $147 million, which reflects a flat to low-single digit comparable store sales decrease on an owned and licensed basis, with comparable store sales slightly lower on an owned basis. The Company expects gross profit margins to be better than last year as inventory aging and clearance inventories are in better condition than at the end of the first quarter of 2014. Selling, general and administrative expenses are expected to deleverage in the second quarter primarily due to additional depreciation and e-commerce expenses. The Company projects a diluted loss per share in the range of ($0.15) to ($0.12) for the second quarter. The weighted average diluted share count is expected to be approximately 19.4 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 21, 2015 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans currently operates 99 stores in 22 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	May 2, 2015	January 31, 2015	May 3, 2014
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,691	$7,634	$18,044
Accounts receivable	4,144	3,930	2,779
Landlord receivable	4,490	1,559	5,159
Income taxes receivable	8,323	8,525	4,384
Merchandise inventories	105,789	94,470	95,178
Deferred income taxes	2,896	2,895	2,786
Prepaid expenses and other current assets	9,725	8,535	9,237

Total current assets	144,058	127,548	137,567
PROPERTY AND EQUIPMENT, net	89,124	91,601	83,284
INTANGIBLE ASSETS, net	1,820	1,820	1,884
OTHER ASSETS, net	5,818	5,908	5,583

TOTAL ASSETS	$240,820	$226,877	$228,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$76,856	$64,349	$66,935
Accrued expenses	30,552	31,353	32,546
Current portion of long-term debt	15,405	12,463	844

Total current liabilities	122,813	108,165	100,325

NONCURRENT LIABILITIES:
Long-term debt, less current portion	28,363	28,827	44,156
Deferred rent	34,609	35,381	32,910
Deferred income taxes	15,636	15,636	9,650
Other liabilities	262	381	418

Total noncurrent liabilities	78,870	80,225	87,134

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	19
Additional paid-in capital	54,146	53,870	53,513
Accumulated deficit	(15,029)	(15,403)	(12,673)

Total stockholders’ equity	39,137	38,487	40,859

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$240,820	$226,877	$228,318

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended May 2, 2015 (Unaudited)	% to Net Sales		13 Weeks Ended May 3, 2014 (Unaudited)	% to Net Sales
Net sales	$145,940			$143,022
License fees from leased departments	2,433			2,219
Cost of sales	(83,405)			(81,867)

Gross profit	64,968	44.5%		63,374	44.3%
Selling, general and administrative expenses	(63,318)	(43.4%	)	(63,358)	(44.3%	)

Income from operations	1,650	1.1%		16	0.0%
Interest expense, net	(1,036)			(1,197)

Income / (loss) before taxes	614			(1,181)
Income tax (expense) / benefit	(240)			449

Net income / (loss)	$374			$(732)

Basic earnings / (loss) per share	$0.02			$(0.04)
Diluted earnings / (loss) per share	$0.02			$(0.04)

Weighted average shares outstanding:
Basic	19,367,960			19,351,918
Diluted	19,528,050			19,351,918

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	13 Weeks Ended May 2, 2015 (Unaudited)	13 Weeks Ended May 3, 2014 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$374	$(732)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization expense	4,016	3,021
Amortization of deferred financing fees	199	129
Loss on retirement / sale of property and equipment	23	34
Deferred income taxes	—	126
Share-based compensation expense, net of forfeitures benefit	256	(282)
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(2,943)	(1,042)
Merchandise inventories	(11,319)	(467)
Prepaid expenses and other current assets	(1,190)	(876)
Other assets	116	50
Accounts payable	12,507	24,374
Deferred rent	(772)	1,319
Accrued expenses and other liabilities	(743)	6,911

Net cash provided by operating activities	524	32,565

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,543)	(17,317)
Proceeds from sale-leaseback transactions	804	4,316

Net cash used in investing activities	(1,739)	(13,001)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	—	(29)
Borrowings on revolving line of credit	52,600	42,200
Repayments on revolving line of credit	(49,801)	(49,450)
Payment of long-term debt	(321)	—
Payment of debt issue costs	(225)	—
Proceeds from the exercise of stock options	19	—

Net cash provided by / (used in) financing activities	2,272	(7,279)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,057	12,285
CASH AND CASH EQUIVALENTS, Beginning of period	7,634	5,759

CASH AND CASH EQUIVALENTS, End of period	$8,691	$18,044

Company Contact:	Investor Relations:
Mike James	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200